SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM S-8

                         REGISTRATION STATEMENT UNDER
                          THE SECURITIES ACT OF 1933

                              Mark IV Industries, Inc.
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              (Exact name of registrant specified in its charter)

              Delaware                                      23-1733979
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  (State or other jurisdiction of                     (I.R.S. Employer
  incorporation or organization)                      Identification No.)


      501 John James Audubon Parkway, P.O. Box 810, Amherst, NY 14226-0810
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  (Address of Principal Executive Offices)                     (Zip Code)


  Mark IV Industries, Inc. and Subsidiaries 1992 Incentive Stock Option Plan
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                          (Full title of plan)


       Richard L. Grenolds, Vice President and Chief Accounting Officer
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      501 John James Audubon Parkway, P.O. Box 810, Amherst, NY 14226-0810
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                 (Name and address of agent for service)


                                 (716) 689-4972
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        (Telephone number, including area code, of agent of service)

                        CALCULATION OF REGISTRATION FEE

=========================================================================
                                    Proposed     Proposed
 Title of                           maximum      maximum
securities              Amount      offering     aggregate       Amount of
  to be                 to be        price       offering       registration
registered            registered    per share      price            fee
- ----------            ----------    ---------    ---------      ------------

Common Stock
 $.01 par value       1,653,750(1)  $19.625(2)  $32,454,844(2)  $11,191.33(2)

(1) This Registration Statement also covers an indeterminate number of shares of Common Stock which may be issuable by reason of stock splits, stock dividends or similar transactions.

(2) Calculated in accordance with Rule 457(h) promulgated under the Securities Act of 1933, as amended (the "Securities Act") solely for the purpose of calculating the registration fee based upon the average of the high and low sales prices of the common stock as reported by the New York Stock Exchange on August 29, 1994 as to 1,133,831 shares available for the future granting of options, and the exercise prices as to approximately 519,919 shares as to which options are outstanding.

Part I - Information Required in the Section 10(A) Prospectus
- -------------------------------------------------------------

      The documents containing the information specified in Part I of Form
S-8 will be sent or given to employees as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the "Securities Act"), Such documents need not be filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in the Registration Statement pursuant to Item 3 of Part II of this From S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. See Rule 428(a)(1) under the Securities Act.

      This Registration Statement on Form S-8 of Mark IV Industries, Inc., a Delaware corporation (the "Company"), covers 1,653,750 shares of the Company's Common Stock, par value $.01 per share, reserved for issuance under the Mark IV Industries, Inc. and Subsidiaries 1992 Incentive Stock Option Plan.


Part II - Information Required in the Registration Statement
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Item 3.  Incorporation of Documents by Reference
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      The following documents filed with the Securities and Exchange
Commission by the Company are incorporated herein by reference and are a part hereof from their respective dates of filing:

      1. The Company's Annual Report on Form 10-K for the fiscal year ended February 28, 1994 as amended by the Company's Form 10-K/A Amendment No. 1 dated June 21, 1994 filed pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act").

      2. All other reports filed pursuant to Section 13 or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in 1 above.

      3. The description of the Company's Common Stock which is contained in the Company's Form 8-A, dated August 28, 1987 as filed pursuant to the Exchange Act.

      All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act from the date hereof and prior to termination of the offering of the securities offered hereby shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of the filing of such documents.


Item 4.     Description of Securities
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            Not applicable.

Item 5.     Interest of Named Experts and Counsel
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            Not applicable.


Item 6.     Indemnification of Directors and Officers
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      Section 145 of the General Corporation Law of the State of Delaware (the
"DGCL") provides in summary, that directors and officers of Delaware corporations are entitled, under certain circumstances, to be indemnified against all expenses and liabilities (including attorneys' fees) incurred by them as a result of suits brought against them in their capacity as a director or officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful; provided, that no indemnification may be made against expenses in respect of any claim, issue or matter as to which they shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to be indemnified for such expenses which such court shall deem proper. Any such indemnification may be made by the corporation only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct. Article Ninth of the Registrant's Certificate of Incorporation entitles officers, directors and controlling persons of the Company to indemnification to the full extent permitted by Section 145 of the DGCL, as the same may be supplemented or amended from time to time.

      Article Ninth of the Registrant's Certificate of Incorporation further provides that no director shall have any personal liability to the Registrant or its stockholders for any monetary damages for breach of fiduciary duty as a director, provided that such provision does not limit or eliminate the liability of any directors (i) for breach of such director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the DGCL (involving certain unlawful dividends or stock repurchases) or (iv) for any transaction from which such director derived an improper personal benefit.


Item 7.     Exemption from Registration Claimed
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            Not applicable.


Item 8.     Exhibits
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      The Exhibit Index immediately preceding the exhibits and the exhibits listed thereon are incorporated herein by reference.

Item 9.     Undertakings
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      The undersigned Registrant hereby undertakes:

      1.(a) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

        (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


      2. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


      3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit of proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Amherst, State of New York on September 2, 1994.

                                    MARK IV INDUSTRIES, INC.

                                    By:/s/ Richard L. Grenolds
                                    --------------------------
                                    Richard L. Grenolds, Vice President
                                     and Chief Accounting Office
Dated:  September 2, 1994

      Pursuant to the requirements of the Securities Exchange Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

   Signature                           Title                      Date
   ---------                           -----                      ----

/s/ Sal H. Alfiero               Chairman of the Board      September 2, 1994
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Sal H. Alfiero                   and Chief Executive
                                 Officer


/s/ Clement R. Arrison           President, Director        September 2, 1994
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Clement R. Arrison



/s/ William P. Montague          Executive Vice President   September 2, 1994
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William P. Montague              and Chief Financial
                                 Officer


/s/ Richard L. Grenolds          Vice President and         September 2, 1994
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Richard L. Grenolds              Chief Accounting Officer



/s/ Gerald S. Lippes            Secretary and Director      September 2, 1994
- -----------------------
Gerald S. Lippes

                                  EXHIBIT INDEX



Description
- -----------
 3.1 Certificate of Incorporation, as amended (incorporated by reference to Exhibit 28.1 to the Company's Registration Statement No. 33-45215 on Form S-3, as filed with the SEC on January 24,
            1993).

 3.2        By-laws of the Registrant (incorporated by reference to Exhibit
            4.12 to Amendment No. 1 to the Registrant's Registration Statement No. 33-41553 on Form S-3, dated August 6, 1991).

 4.1 Mark IV Industries, Inc. and Subsidiaries 1992 Incentive Stock Option Plan, as amended and restated effective March 30, 1994 (incorporated by reference to Exhibit 10.4 to the Company's Annual Report on Form 10-K for the year ended February 28, 1994, dated May 24, 1994 file number 1-8862).

 5.1*       Opinion of Lippes, Silverstein, Mathias & Wexler.

23.1*       Consent of Coopers & Lybrand L.L.P.

23.2*       Consent of Lippes, Silverstein, Mathias & Wexler (included in
            Exhibit 5.1).

____________________
*     Filed herewith by direct transmission under the EDGAR program.